Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports $19.1 million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

•	$19.1 million in cash generated from operations during second quarter; $23.9 million in first half of fiscal 2010

•	Balance sheet remains strong with cash and cash equivalents of $54.3 million; debt net of cash at $80.3 million, or 29.9% of total capitalization

•	Global recession continues to impact results with 25.5% decline in revenue including acquired Pfaff business; organic sales decline 37.0%

•	Net loss was $2.7 million, or $0.14 per diluted share; excluding special charges, non-GAAP net income was $0.12 per diluted share

AMHERST, N.Y., October 23, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its second quarter of fiscal 2010 that ended on September 30, 2009.  Current quarter results include the Company’s Pfaff-silberblau (Pfaff) business which was acquired on October 1, 2008.

Second quarter highlights

Net sales for the second quarter of fiscal 2010 were $115.2 million, including $17.9 million from the Pfaff business, down $39.4 million, or 25.5%, from the same period in the prior year, and down 37.0% excluding the Pfaff business.  Continued weakness in the global economy, combined with the tendency for the Company’s bookings to lag general capacity utilization trends by one to two quarters, caused the significant decline in revenue.  U.S. industrial capacity utilization, which the Company uses as a leading market indicator, was 67.8% in September 2009, up slightly from 65.2% in June 2009, but down from 72.4% in September 2008.  Pricing helped to offset the impacts of foreign currency translation which negatively impacted sales by approximately $1.4 million.

The net loss for the second quarter of fiscal 2010 was $2.7 million, or $0.14 per diluted share, compared with net income of $10.6 million, or $0.55 per diluted share, for the same period last year.  Restructuring charges of $2.7 million, associated with the previously announced consolidation of the Company’s North American hoist and rigging manufacturing operations, were recorded during the second quarter of fiscal 2010.  Additionally, $0.5 million of restructuring-related costs were incurred, but do not qualify for the technical GAAP restructuring classification.  Finally, the Company recorded a $2.9 million provision for an unusually large and atypical product liability claim, up to its maximum self-insurance obligation.

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

Management believes that segregating those special charges and applying an effective tax rate that would be more relevant to the ongoing operations without such charges is informative in understanding the performance of the ongoing operations.  Accordingly, on a non-GAAP basis excluding the special charges described above and applying a 38% U.S. tax rate to them, as well as applying a normalized consolidated effective tax rate of 36% to the remaining operations, second quarter 2010 net income was $2.3 million, or $0.12 per diluted share, compared with $9.7 million, or $0.50 per diluted share, excluding special charges and gains in the same period last year, summarized on the following table.

(in millions, except per diluted share data)

		Three Months Ended
	September 30, 2009			September 28, 2008
GAAP net (loss) income	$ (2.7)	$ (0.14)	per share	$ 10.6	$ 0.55	per share
Restructuring charges, net of 38% tax	1.7	0.09		0.1	0.01
Non-GAAP restr chgs, net of 38% tax	0.3	0.02		-	-
Large prod liab claim, net of 38% tax	1.8	0.09		-	-
Gain on property sale, net of 38% tax	-	-		(0.9)	(0.05)
Normalize effective tax rate to 36%	1.2	0.06		-	-
Discontinued operations	-	-		(0.1)	(0.01)
Non-GAAP net income	$ 2.3	$ 0.12	per share	$ 9.7	$ 0.50	per share

Timothy T. Tevens, President and Chief Executive Officer, commented, “Sales volume continues to be heavily impacted by the global economy, although we began seeing stabilization in orders as we moved through the second quarter and passed the traditionally softer summer season.  The improvement during the quarter in industrial capacity utilization was encouraging, and we also believe that our distributors have worked through their excess inventories.  However, since we tend to lag the general economic cycle by approximately six months, we could realize strengthening in orders as we move into fiscal 2011 if the positive indicators continue.  We also continue to remind investors that our December-ending third quarter has typically been our weakest quarter of the year.  And, while historically our fourth quarter has been the strongest quarter, the lag in recovery we tend to realize may skew that quarter’s results as well.”

“Despite the economy, we are pursuing a long-term strategy that we believe will ultimately expand our position as a world leader in lifting, positioning and securing material handling equipment.  We have solid market leadership in North America, an expanding presence in Europe and are extending our breadth and depth in Asia, South America, the Middle East and Eastern Europe.  At the beginning of this past quarter, we also launched a more integrated sales approach with our field sales force in North America enabling them to represent all of our product lines while concurrently developing a deeper reach into specific vertical market sectors to create greater end-user demand.”

Continued Weakness in Global Industrial Economy Severely Impacts Volume

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:
Decreased volume	$(59.6)	(38.5%)
Additional shipping day	2.4	1.6%
Improved pricing	1.3	0.8%
Pfaff-silberblau acquisition	17.9	11.5%
Foreign currency translation	(1.4)	(0.9%)
Total	$(39.4)	(25.5%)

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

International sales, which included $17.9 million associated with the Pfaff acquisition, were $47.7 million, or 41% of total net sales, down $2.6 million, or approximately 5.2%, from the second quarter of fiscal 2009.

Aggressive Cost Saving Efforts Help to Offset Volume Decline

Gross profit was $28.1 million, or 24.3% of sales, for the fiscal 2010 second quarter compared with $45.6 million, or 29.5% of sales, in last year’s second quarter reflecting the effects of significantly lower volume in all markets combined with the following:

▪	Non-GAAP restructuring-related expenses, primarily relating to inventory relocation: $0.5 million

▪	Product liability reserves associated with a particular claim at the self-insurance maximum: $2.9 million

The inventory relocation costs were associated with North American facility consolidation activities.  The product liability charges were related to a tire shredder accident.

Selling expenses were $15.6 million, down 9.1%, or $1.6 million, when compared with the second quarter of fiscal 2009.  This reduction reflects aggressive efforts to reduce or eliminate costs, as well as lower commissions on lower sales volume which more than offset the addition of expenses associated with the Pfaff business and continued investments in emerging markets.  Additionally, foreign currency translation had a $0.3 million favorable impact on selling expenses.  As a percent of revenue, selling expenses were 13.5% on measurably lower sales, compared with 11.1% in the same period last year.

General and administrative (G&A) expenses were $8.7 million in the second quarter of fiscal 2010,

down 7.6%, from the previous fiscal year’s second quarter, as additional expenses associated with the Pfaff business and continued investment in new product development were more than offset by benefits from aggressive cost reduction activities.  Additionally, foreign currency translation had a $0.1 million favorable impact on G&A expense.  As a percent of revenue, G&A expenses were 7.6% for this year’s second quarter, compared with 6.1% for the same period last year, due to the decline in revenue.

Restructuring charges, primarily for severance costs and equipment write-offs associated with the previously described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $2.7 million in the fiscal 2010 second quarter.  The Company expects restructuring charges for the remainder of the fiscal year to be in the range of $4.5 million to $5.5 million, with approximately $0.5 million to $1.0 million of that being non-cash charges.

Operating income for the second quarter of fiscal 2010 was $0.5 million.  Excluding restructuring charges in both years’ quarters, non-GAAP restructuring-related costs and an unusually large reserve for a product liability claim, all as previously quantified, non-GAAP operating income for the fiscal 2010 second quarter was $6.7 million compared with $18.9 million in the same period of the prior year.  The related non-GAAP operating margin was 5.8% in the second quarter of fiscal 2010 compared with 12.2% in the second quarter of fiscal 2009, negatively impacted by the lower global sales volume and the inclusion of lower Pfaff margins.

Mr. Tevens commented, “We are on track with the consolidation of two operating facilities and down-sizing of a third facility to reduce our manufacturing footprint by approximately 500,000 square feet, or 25%, without reducing production capacity from previous levels.  We expect the estimated $9 to $11 million in annualized savings from this effort to begin to be realized in the second half of this fiscal year, but be more fully visible in 2011.   We’re already realizing the additional $7 to $8 million of annualized savings from the actions undertaken during the first quarter of this fiscal year, although those savings have been masked somewhat by the special charges recognized during this quarter as previously described.  As volume returns, the incremental leverage from these cost improvement efforts should be readily apparent in our profit margins.”

Interest and debt expense increased 8.8% to $3.4 million in this year’s second quarter due primarily to interest related to the debt assumed upon the acquisition of Pfaff.

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

The effective tax rate for the quarter was not meaningful compared with 35.9% for the prior year’s quarter.  This year’s quarter was impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of state taxes in the U.S.  Excluding the special charges previously described, the Company expects the rate to be in the 36% to 37% range for fiscal 2010.

Working capital as a percentage of sales was 18.9% at the end of the second quarter of fiscal 2010 compared with 19.4% at the end of last fiscal year’s second quarter.  Actual working capital decreased sequentially $15.6 million, or 13% in the quarter, and $18.1 million or 15% compared with last year’s second quarter, which was prior to the Pfaff acquisition.

Solid balance sheet; excellent liquidity and financial flexibility

Debt, net of cash, at September 30, 2009 was $80.3 million, or 29.9% of total capitalization, compared with $98.7 million, or 35.2% of total capitalization, at March 31, 2009, consistent with the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  Gross debt at the end of this year’s second quarter was $134.7 million, or 41.7% of total capitalization, compared with 43.1% of total capitalization at March 31, 2009.  At the end of the second quarter, the Company had $54.3 million of cash on hand.  Availability on its $75 million line of credit was $68.2 million, with $6.8 million used for outstanding letters of credit.  The Company is in full compliance with the financial covenants under its credit agreement.

Cash provided by continuing operations in the first half of fiscal 2010 was $23.9 million, or $1.26 per diluted share, compared with $31.2 million, or $1.63 per diluted share, during the first half of fiscal 2009. For the second quarter of fiscal 2010, cash provided by operations was $19.1 million, or $1.01 per diluted share.  Columbus McKinnon continues to generate cash despite significant declines in revenue and ongoing spending on restructuring activities.

Capital expenditures for the first half of fiscal 2010 were $4.0 million compared with $5.0 million in the first half of fiscal 2009.  In general, capital spending, while being carefully monitored, is focused on new product development and some additional capital for the facility consolidation projects we have underway.  Accordingly, the Company anticipates capital spending for fiscal 2010 will be approximately $8 million to $9 million.

Mr. Tevens noted, “Our ability to generate cash throughout the recession reflects not only the early effects of our current cost-reduction program, but also past efficiency improvements we implemented in recent years in anticipation of future cyclical downturns.  Our strong cash flow enables us to continue to invest in the business to drive future growth.”

First half fiscal 2010 review

Net sales for the first half of fiscal 2010 were $234.2 million, including $35.5 million from the Pfaff business, down 23.4%, or $71.6 million, compared with the first half of fiscal 2009 and down 35.0% excluding the Pfaff acquisition.  Gross profit margin was 24.5% compared with 30.8% for the fiscal 2009 period.  The decline was primarily due to lower volumes and lower margins currently experienced in the acquired Pfaff business as well as the non-GAAP restructuring-related costs and unusually large product liability claim previously noted.

Selling expenses decreased $3.3 million, or 9.3%, compared with last year due primarily to the steps taken to reduce selling costs along with lower commissions on reduced volume, offset by the addition of the Pfaff business.  G&A expenses decreased $2.2 million, or 11.1%, primarily due to the Company’s aggressive cost reduction measures offset by the addition of the Pfaff business.  Favorable foreign currency translation was approximately $1.1 million and $0.4 million of the selling and G&A expense decreases, respectively.  As a percent of sales, selling and G&A expenses were 21.0% during the first

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

half of fiscal 2010 compared with 17.9% during the first half of fiscal 2009.  The Company expects selling and G&A expenses to approximate 20.5% to 21.5% of revenue for fiscal 2010.

Operating loss for the first half of fiscal 2010 was $1.2 million, or 0.5% of sales, compared with operating income of $39.2 million, or 12.8% of sales, in the first half of fiscal 2009.  Restructuring charges in the first half of fiscal 2010 were $8.5 million. Interest and debt expense in the first half of fiscal 2010 was up $0.4 million, or 6.6%, reflecting the Pfaff acquisition.

Net loss for the first half of fiscal 2010 was $5.1 million, or $0.27 per diluted share, compared with net income of $20.3 million, or $1.06 per diluted share, during the first half of fiscal 2009.  Excluding special charges or gains in both periods, as well as normalizing the fiscal 2010 effective tax rate to 36%, the non-GAAP net income per share for the first half of fiscal 2010 was $0.16 compared with $1.12 for the first half of fiscal 2009, summarized on the following table:

(in millions, except per diluted share data)

		Six Months Ended
	September 30, 2009			September 28, 2008
GAAP net (loss) income	$ (5.1)	$ (0.27)	per share	$ 20.3	$ 1.06	per share
Restructuring charges, net of 38% tax	5.3	0.28		0.1	0.01
Non-GAAP restr chgs, net of 38% tax	0.3	0.02		-	-
Large prod liab claim, net of 38% tax	1.8	0.09		-	-
Gain on property sale, net of 38% tax	-	-		(0.9)	(0.05)
Normalize effective tax rate to 36%	0.9	0.05		-	-
Discontinued operations	(0.1)	(0.01)		2.0	0.10
Non-GAAP net income	$ 3.1	$ 0.16	per share	$ 21.5	$ 1.12	per share

Outlook

Backlog was $69.7 million at the end of the second quarter of fiscal 2010, relatively consistent with $68.6 million at the end of the first quarter, while backlog at the end of last year’s second quarter was $63.8 million.  Backlog for the Company’s Pfaff business was $27.0 million at the end of the second quarter of fiscal 2010 which more than offset declines in the Company’s other businesses.  The time to convert the majority of backlog to sales averages from one day to a few weeks, and backlog normally represents four to five weeks of shipments.

Mr. Tevens concluded, “In addition to the quarter-to-quarter stability in backlog, we saw some sequential improvement in orders during August, September and thus far in October which may indicate the beginnings of a slight recovery.  However, given the severity of this global recession, it is unlikely we will be able to achieve our goal of outperforming operating margins as compared with the last trough in fiscal 2003.  The integration of Pfaff is proceeding on schedule and, combined with the effects of our reorganization and consolidation, we are well positioned to capitalize on the upturn in the global industrial economy when it occurs.  In the meantime, we are focused on generating cash, controlling costs, building global market share and new product development.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

Teleconference/webcast

A teleconference and webcast have been scheduled for October 23, 2009 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Second Quarter Fiscal 2010 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until November 20, 2009 by dialing 1-800-253-1052 or the toll number for parties outside the United States and Canada, 1-402-220-9704.  Alternatively, you may access an archive of the call and its transcript until December 23, 2009 on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended
	September 30, 2009	September 28, 2008	Change

Net sales	$115,234	$154,680	-25.5%
Cost of products sold	87,183	109,108	-20.1%
Gross profit	28,051	45,572	-38.4%
Gross profit margin	24.3%	29.5%
Selling expense	15,605	17,164	-9.1%
General and administrative expense	8,731	9,446	-7.6%
Restructuring charges	2,694	155	-
Amortization	478	29	1548.3%
Income from operations	543	18,778	-97.1%
Operating margin	0.5%	12.1%
Interest and debt expense	3,407	3,132	8.8%
Investment (income) loss	(286)	114	-350.9%
Foreign currency exchange (gain) loss	(231)	699	-133.0%
Other (income) and expense	60	(1,571)	-103.8%
(Loss) income from continuing operations before
income tax expense	(2,407)	16,404	-114.7%
Income tax expense	324	5,897	-94.5%
(Loss) income from continuing operations	(2,731)	10,507	-126.0%
Income from discontinued operations, net of tax	-	130	-100.0%
Net (loss) income	$(2,731)	$10,637	-125.7%

Average basic shares outstanding	18,961	18,857	0.6%
Basic (loss) income per share:
Continuing operations	$(0.14)	$0.55	-125.5%
Discontinued operations	0.00	0.01
Net (loss) income	$(0.14)	$0.56	-125.0%

Average diluted shares outstanding	18,961	19,198	-1.2%
Diluted (loss) income per share:
Continuing operations	$(0.14)	$0.54	-125.9%
Discontinued operations	0.00	0.01
Net (loss) income	$(0.14)	$0.55	-125.5%

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Six Months Ended
	September 30, 2009	September 28, 2008	Change

Net sales	$234,242	$305,844	-23.4%
Cost of products sold	176,761	211,747	-16.5%
Gross profit	57,481	94,097	-38.9%
Gross profit margin	24.5%	30.8%
Selling expense	32,082	35,366	-9.3%
General and administrative expense	17,192	19,347	-11.1%
Restructuring charges	8,532	155	-
Amortization	918	56	1539.3%
(Loss) income from operations	(1,243)	39,173	-103.2%
Operating margin	-0.5%	12.8%
Interest and debt expense	6,744	6,325	6.6%
Investment income	(605)	(177)	241.8%
Foreign currency exchange (gain) loss	(639)	749	-185.3%
Other (income) and expense	19	(2,393)	-100.8%
(Loss) income from continuing operations before
income tax expense	(6,762)	34,669	-119.5%
Income tax (benefit) expense	(1,500)	12,396	-112.1%
(Loss) income from continuing operations	(5,262)	22,273	-123.6%
Income (loss) from discontinued operations, net of tax	133	(1,966)	-106.8%
Net (loss) income	$(5,129)	$20,307	-125.3%

Average basic shares outstanding	18,938	18,838	0.5%
Basic (loss) income per share:
Continuing operations	$(0.28)	$1.18	-123.7%
Discontinued operations	0.01	(0.10)
Net (loss) income	$(0.27)	$1.08	-125.0%

Average diluted shares outstanding	18,938	19,210	-1.4%
Diluted (loss) income per share:
Continuing operations	$(0.28)	$1.16	-124.1%
Discontinued operations	0.01	(0.10)
Net (loss) income	$(0.27)	$1.06	-125.5%

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)
	September 30, 2009	March 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$54,337	$39,236
Trade accounts receivable	67,647	80,168
Inventories	91,300	100,621
Prepaid expenses	16,842	18,115
Total current assets	230,126	238,140

Net property, plant, and equipment	61,268	62,102
Goodwill and other intangibles, net	128,465	125,080
Marketable securities	33,561	28,828
Deferred taxes on income	34,651	32,521
Other assets	4,920	4,993
Total assets	$492,991	$491,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,532	$4,787
Trade accounts payable	23,576	33,298
Accrued liabilities	47,892	50,443
Restructuring reserve	3,321	1,302
Current portion of long-term debt	1,160	1,171
Total current liabilities	77,481	91,001

Senior debt, less current portion	7,134	7,073
Subordinated debt	124,855	124,855
Other non-current liabilities	95,068	86,881
Total liabilities	304,538	309,810

Shareholders’ equity:
Common stock	191	190
Additional paid-in capital	181,671	180,327
Retained earnings	36,762	41,891
ESOP debt guarantee	(2,078)	(2,309)
Accumulated other comprehensive loss	(28,093)	(38,245)
Total shareholders’ equity	188,453	181,854
Total liabilities and shareholders’ equity	$492,991	$491,664

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Six Months Ended
	September 30, 2009	September 28, 2008

Operating activities:
Net (loss) income	$(5,129)	$20,307
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Gain) loss from discontinued operations	(133)	1,966
Depreciation and amortization	6,142	4,512
Deferred income taxes	(2,098)	8,016
Gain on sale of investments/real estate	(88)	(649)
Stock option expense	1,209	974
Amortization/write-off of deferred financing costs	304	266
Non-cash restructuring charges	950	-
Changes in operating assets and liabilities:
Trade accounts receivable	13,111	(584)
Inventories	10,675	(5,301)
Prepaid expenses	1,312	(837)
Other assets	(107)	1,042
Trade accounts payable	(9,715)	88
Accrued and non-current liabilities	7,508	1,443
Net cash provided by operating activities from continuing operations	23,941	31,243
Net cash used by operating activities from discontinued operations	-	(2,214)
Net cash provided by operating activities	23,941	29,029

Investing activities:
Purchase of marketable securities, net	(2,492)	(686)
Capital expenditures	(4,028)	(5,014)
Proceeds from sale of assets	-	1,269
Net cash used by investing activities from continuing operations	(6,520)	(4,431)
Net cash provided by investing activities from discontinued operations	133	265
Net cash used by investing activities	(6,387)	(4,166)

Financing activities:
Proceeds from stock options exercised	177	391
Net payments under revolving line-of-credit agreements	(3,224)	(19)
Repayment of debt	-	(125)
Other	43	441
Net cash (used) provided by financing activities from continuing operations	(3,004)	688
Net cash used by financing activities from discontinued operations	-	(14,612)
Net cash used by financing activities	(3,004)	(13,924)

Effect of exchange rate changes on cash	551	(4,899)

Net change in cash and cash equivalents	15,101	6,040
Cash and cash equivalents at beginning of year	39,236	75,994
Cash and cash equivalents at end of period	$54,337	$82,034

Columbus McKinnon Reports $19.1 Million in Cash from Operations in Fiscal 2010 Second Quarter Despite 25.5% Revenue Decline

October 23, 2009

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED
		September 30, 2009		September 28, 2008		March 31, 2009

Backlog (in millions)		$69.7		$63.8		$70.1

Trade accounts receivable
days sales outstanding		53.4	days	55.4	days	53.7	days

Inventory turns per year
(based on cost of products sold)		3.8	turns	4.9	turns	4.0	turns
Days' inventory		95.6	days	74.6	days	90.9	days

Trade accounts payable
days payables outstanding		24.6	days	29.3	days	30.0	days

Working capital as a % of sales		18.9%		19.4%		18.8%

Debt to total capitalization percentage		41.7%		30.1%		43.1%
Debt, net of cash, to total capitalization		29.9%		14.2%		35.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY10	63	64	60	63	250

FY09	63	63	60	65	251